Exhibit 99.1

DLH Reports Third Quarter Fiscal Year 2017 Results

Atlanta, Georgia – August 8, 2017 – DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal third quarter ended June 30, 2017.

Recent Highlights

•	Revenue: $29.3 million – up 17% over the third quarter of 2016, including 6% organic growth

•	Gross margin: 21.8%

•	Diluted earnings per share: $0.08

•	Strong cash flow from operations of $2.5 million

•	Addition of industry veteran Jim Allen to board of directors

Management Discussion
“Our fiscal third quarter was marked by solid financial results, including top line growth and strong gross margins, even as higher-than-usual bid and proposal activity translated into increased G&A expense,” stated DLH President and Chief Executive Officer Zach Parker. “Such business development initiatives leverage our combined capabilities as we focus on larger and more complex opportunities - ones which may ultimately accelerate our overall growth outlook - and so the added investment this quarter was both appropriate and necessary.
“We were also selected as an innovation award winner by FedHealthIT for our Aligned Monitoring System modernization program within the U.S. Department of Health and Human Services’ Administration for Children and Families. This award illustrates the type of high-value technology applications that will take DLH to the next level across the federal agencies we serve. At the same time, the appointment of Jim Allen to our board brings added stature to the company, and his counsel will be invaluable as we look to further improve our long-term financial performance. We’re earning greater recognition from our peers and customers alike - and are positioned well for 2018 and beyond.”

Results for the Three Months Ended June 30, 2017

Revenue for the third quarter of fiscal 2017 was $29.3 million, up $4.3 million, or 17%, over the prior-year third quarter. This top line growth was primarily due to the business acquired in May 2016 and the expansion of services on existing contract vehicles.

Gross profit was $6.4 million for the quarter, an increase of $0.9 million, or 17%, over the third quarter of fiscal 2016. As a percent of revenue, the Company's gross margin was 21.8%, equivalent to the prior-year period. General and Administrative ("G&A") expenses were $4.1 million for the quarter, an increase of $0.7 million versus the fiscal 2016 third quarter. The year-over-year increase reflects incremental program and operational resources required to manage and grow DLH’s business. As a percent of revenue, G&A expenses were 14.1% versus 13.5% in fiscal 2016, reflecting higher investment in business development activities.

Income from operations was $1.8 million for the quarter versus $1.7 million in the prior-year period. This increase reflects gross profit improvement of $0.9 million, partially offset by the higher expenses as described above.

Income before taxes was $1.5 million for the quarter, an improvement of approximately $0.2 million over the prior-year period. DLH recorded a $0.5 million provision for tax expense during the quarter, in line with fiscal 2016.

Net income for the third quarter of 2017 was approximately $0.9 million, or $0.08 per diluted share, versus $0.8 million, or $0.07 per diluted share in the prior-year period.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) for the three months ended June 30, 2017 was approximately $2.3 million versus $2.1 million in the prior-year period.

Balance Sheet

Cash as of June 30, 2017 was $4.6 million, and the Company’s senior debt was $20.6 million. Regarding cash flow, for the fiscal third quarter DLH generated $2.5 million in cash from operations and $4.9 million year-to-date.

Non-GAAP Financial Measures

During the 2016 fiscal year, DLH acquired Danya International, LLC. The Company believes that it is helpful for investors to be able to evaluate the revenue performance of DLH's underlying business excluding the impact of acquisitions. Therefore, the Company provides organic revenue growth as a non-GAAP measure to support this objective. To calculate organic revenue growth, the Company compares current year revenue, less revenue from acquisitions, to prior year revenue.

Further, the Company believes that providing Income from Operations per share will be useful to investors in comparing year over year operating results for 2017 compared to 2016. Income from Operations per share excludes the impact of other income (expenses) and income tax benefits, independent of operating results. By providing this non-GAAP measure, we believe that an investor can more easily compare year over year performance.

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
($ in thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Income from operations	$1,753	$1,668	$85	$4,481	$2,739	$1,742
Other income (expense), net	(269)	(374)	105	(888)	(1,076)	188
Income before income taxes	1,484	1,294	190	3,593	1,663	1,930
Income tax expense (benefit), net	539	518	21	1,345	666	679
Net income	$945	$776	$169	$2,248	$997	$1,251

Net income per fully diluted share	$0.08	$0.07	$0.01	$0.18	$0.09	$0.09
Income tax expense (benefit), net	0.04	0.05	(0.01)	0.10	0.06	0.04
Income before taxes	0.12	0.12	0.00	0.28	0.15	0.13
Other income (expense), net	0.02	0.03	(0.01)	0.07	0.10	(0.03)
Income from operations per fully diluted share	$0.14	$0.15	$(0.01)	$0.35	$0.25	$0.10

The Company uses Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other items (“Adjusted EBITDA”) as a supplemental non-GAAP measures of our performance. DLH defines Adjusted EBITDA as net income adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses - equity grants.

This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure as a supplement to GAAP information, DLH believes this enhances investors’ understanding of its business and results of operations.

Reconciliation of GAAP net income to adjusted EBITDA, a non-GAAP measure:

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
($ in thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Net income	$945	$776	$169	$2,248	$997	$1,251
(i) Interest and other (income) expense (net):
(i)(a) Interest and other expense	269	281	(12)	888	281	607
(i)(b) Acquisition expenses	—	93	(93)	—	795	(795)
(ii) Provision for taxes	539	518	21	1,345	666	679
(iii) Depreciation and amortization	510	414	96	1,264	456	808
(iv) G&A expenses - equity grants	63	42	21	613	384	229
Adjusted EBITDA	$2,326	$2,124	$202	$6,358	$3,579	$2,779

Conference Call and Webcast Details

DLH management will discuss third quarter results in a conference call beginning at 11:00 AM Eastern Time on Tuesday, August 8, 2017. Interested parties may listen to the conference call by dialing (844) 389-8659 and providing the operator with the conference ID 52075191. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing (855) 859-2056 and entering the conference ID 52075191.

About DLH

DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics and medical logistics, and pharmacy solutions. DLH has over 1,400 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see

“Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

COMMUNICATIONS	INVESTOR RELATIONS
Contact: Tiffany McCall	Contact: Chris Witty
Phone: 404-334-6000	Phone: 646-438-9385
Email: tiffany.mccall@dlhcorp.com	Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$29,256	$24,989	$85,272	$58,482
Direct expenses	22,871	19,533	66,805	46,885
Gross margin	6,385	5,456	18,467	11,597
General and administrative expenses	4,122	3,374	12,722	8,402
Depreciation and amortization	510	414	1,264	456
Income from operations	1,753	1,668	4,481	2,739
Other income (expense), net	(269)	(374)	(888)	(1,076)
Income before income taxes	1,484	1,294	3,593	1,663
Income tax expense (benefit), net	539	518	1,345	666
Net income	$945	$776	$2,248	$997

Net income per share - basic	$0.08	$0.08	$0.20	$0.10
Net income per share - diluted	$0.08	$0.07	$0.18	$0.09

Weighted average common shares outstanding
Basic	11,299	10,154	11,250	9,812
Diluted	12,445	11,311	12,417	10,855

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	June 30, 2017	September 30, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,601	$3,427
Accounts receivable, net	8,624	6,637
Other current assets	620	542
Total current assets	13,845	10,606
Equipment and improvements, net	1,163	644
Deferred taxes, net	10,411	11,415
Goodwill and other intangible assets, net	41,557	42,304
Other long-term assets	105	105
Total assets	$67,081	$65,074

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$3,590	$3,560
Derivative financial instruments, at fair value	253	204
Accrued payroll	3,445	3,616
Accounts payable, accrued expenses, and other current liabilities	8,826	7,136
Total current liabilities	16,114	14,516
Total long term liabilities	16,215	18,782
Total liabilities	32,329	33,298
Commitments
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,008 shares; issued and outstanding 11,590 at June 30, 2017 and 11,148 at September 30, 2016	12	11
Additional paid-in capital	82,624	81,897
Accumulated deficit	(47,884)	(50,132)
Total shareholders’ equity	34,752	31,776
Total liabilities and shareholders' equity	$67,081	$65,074